Exhibit 21.1

Subsidiary	Jurisdiction of Organization

CLFX LLC	Delaware

IMO Holdings Inc.	Delaware

CLFX Sub Holding LLC	Delaware

Constellation Pumps Corporation	Delaware

Roscoe Property LLC	Delaware

Fairmount Automation, Inc.	Pennsylvania

Portland Valve LLC	Delaware

CLFX Sub Ltd.	United Kingdom

Lubrication Systems Company of Texas LLC	Texas

IMO Industries, Inc.	Delaware

Imovest Inc.	Delaware

Warren Pumps LLC	Delaware

INCOM Transportation, Inc.	Delaware

IMO Industries (Canada) Inc.	Canada

IMO AB	Sweden

Imo Gresham Pumps (India) Ltd.	India

CPC International LLC	Delaware

Allweiler Group GmbH	Germany

Constellation Verwaltungs GmbH	Germany

Allweiler International AG	Switzerland

Colfax Pumpen GmbH	Germany

Allweiler AG	Germany

Houttuin B.V.	Netherlands

Allweiler Belgium S.A.	Belgium

Colfax-Imo Pompes SAS	France

Colfax Pompes S.p.A	Italy

Allweiler A/S	Norway

Allweiler Finland Oy Ab	Finland

Rapid Allweiler Pump & Co. Pty.	South Africa

Allweiler Al-Farid Pumps Co.	Egypt

Tushaco Pumps Private Limited	India

VHC Inc.	Texas

Baird Corporation	Massachusetts

VARO Technology Center, Inc.	Texas

Applied Optics Center Corporation	Massachusetts

Turbobdel Inc.	Texas

Kei Laser, Inc.	Maryland

Optic-Electric International, Inc.	Texas

ITT and Varo, a joint venture	Texas

Labtest Equipment Company	California

VARO Technology Center Joint Venture	Texas

Tripower Venture	Texas

IMO-Pumpen GmbH	Germany

Bombas IMO De Venezuela C.V.	Venezuela

Boston Gear Limited	United Kingdom

Boston Gear Industries of Canada, Inc.	Canada

Baird Atomic Ltd.	United Kingdom

Sistemas Centrales De Lubracion, SA de CV	Mexico

Lubrication Systems (Beijing) Company, Ltd.	China

Colfax (Wuxi) Pump Company Ltd.	China